EXHIBIT 99.1

Behringer Harvard and Cinemark Holdings Announce Plan to Construct 12-Screen Theatre in North Texas City of Frisco

New Frisco Square Attraction Scheduled to Open in December

DALLAS, March 25, 2010 – Behringer Harvard announced today that it has reached an agreement with Cinemark Holdings, Inc. to construct a 12-screen theatre at Frisco Square, a mixed use development in Frisco, an affluent suburb north of Dallas that is one of America’s fastest-growing cities. The site selected for construction of the Cinemark theatre is on Frisco Square Boulevard one-half block west of Frisco City Hall.

“Frisco Square is a choice location for entertainment venues, and the build-to-suit construction of a multiscreen theatre has been part of our original development plans since we originally invested in Frisco Square two years ago,” said Mr. Samuel A. Gillespie, Chief Operating Officer of Behringer Harvard Opportunity REIT I, Inc. “We are pleased to have this opportunity to develop a state-of-the-art theatre by partnering with Cinemark, one of the best-known and most respected brands in the motion picture exhibition business.”

“Cinemark is excited to be part of the Frisco Square master-planned development”, said Mr. James Meredith, Vice President of Marketing for Cinemark USA, Inc. “We are committed to bringing our valued customers in Frisco and Collin County the best entertainment experience possible.”

The new Cinemark 12-screen theatre at Frisco Square will offer digital and 3-D capabilities, stadium seating, online “print at home” ticketing, and a self-serve concession stand. The theatre also will contain a new Cinemark XD: Extreme Digital Cinema auditorium. This new XD entertainment environment will offer a large, wall-to-wall and ceiling-to-floor silver screen, plush seating and a custom JBL sound system featuring more than 30 speakers that produce crisp, clear digital sound. The digital images will be delivered by the use of a Doremi server and a Barco digital projector.

The theatre’s 12 stadium-seating auditoriums will allow patrons to enjoy unobstructed views from plush, high-backed rocking seats featuring a 16-inch height difference between each row. Spacing of 46 inches between each row will give movie-goers more leg room and ample space to enter and exit their row without disturbing other guests. Customers will be able to enjoy the latest Hollywood blockbusters the way they were meant to be seen.

“We have always admired Cinemark and are fortunate they will be coming to Frisco Square,” said Mr. Jim Leslie, Managing Partner of Fairways Frisco. “Our goal is to bring vibrancy to the area in ways that will contribute to world-class experiences that will be enjoyed by the city’s residents and those who live, work, or visit in Frisco Square. We are confident that this wonderful new theatre will add momentum to our efforts.”

In August 2007, Behringer Harvard Opportunity REIT I, Inc. invested in a joint venture with Fairways Frisco that included the acquisition and planned development of a 48-acre portion of Frisco Square, a 147-acre, master-planned development at the intersection of the Dallas North Tollway and Frisco’s Main Street. The Frisco Square development currently provides a total of 396 apartment homes, and 114 of these apartments are located within this 48-acre parcel of Frisco Square. The parcel also includes more than 100,000 square feet of office space and nearly

69,000 square feet of retail space, as well as land available for further development. Mr. Jim Weir of the Retail Connection represents Frisco Square for retail leasing.

Known as a magnet for young professionals, Frisco was named in July 2009 by Forbes as the seventh best place to move in America. Situated in the heart of Frisco, Frisco Square features design elements reminiscent of a pedestrian-friendly European village. It provides a mix of retail and office space, as well as hotel rooms, apartments and municipal facilities that make this town center one of the most desirable places to live, work and play in Frisco. These are among the reasons why Frisco Square was recognized as “Developer of the Year 2009” by the Frisco Chamber of Commerce in January 2010. More than 3.5 million visitors annually enjoy Frisco Square’s wide-ranging amenities as well as events hosted in cooperation with the City of Frisco, local community groups and Pizza Hut Park, a 21,193-seat stadium that’s home to the FC Dallas major-league soccer team and the site of many community events.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

About Cinemark Holdings, Inc.

Headquartered in Plano, Texas, Cinemark Holdings, Inc. (NYSE: CNK) is a leading domestic and international motion picture exhibitor, operating 424 theatres with 4,896 screens in 39 U.S. states, one Canadian province, Brazil, Mexico and 11 other Latin American countries as of December 31, 2009. For more information, go to www.cinemark.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Behringer Harvard Opportunity REIT I, Inc.’s filings with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Michelle Bashor Richards Partners for Behringer Harvard michelle_bashor@richards.com 214.891.2980	James Meredith Vice President, Marketing and Communications Cinemark jmeredith@cinemark.com 972-665-1060